Exhibit 10.1
April 1, 2020
Mark Zagorski

Dear Mark:
The Rubicon Project, Inc. (“Rubicon”) is pleased to offer you continued employment on the terms set forth herein, subject to the closing of the transactions contemplated by that certain Agreement and Plan of Merger between Rubicon, Telaria, Inc. (“Telaria”) and certain other parties thereto (the “Merger Agreement”), as a result of which, Telaria will become a wholly-owned subsidiary of Rubicon (the “Merger”).
1.Start Date. Your employment with Rubicon will start on the date of the closing (the “Closing”) of the Merger, if it shall occur (such date, the “Closing Date”). If the Merger Agreement terminates for any reason before the Merger becomes effective, all of the provisions of this letter agreement (the “Agreement”) will terminate and be of no force or effect and Rubicon shall have no liability of any kind hereunder.
2.Position. Your title will be President and Chief Operating Officer and you will be responsible for overseeing Rubicon’s CTV business unit and certain aspects relating to the integration of Telaria’s and Rubicon’s respective businesses. You will report to Rubicon’s Chief Executive Officer. This is a full-time position.
3.Cash Compensation. Rubicon will pay you a salary at the rate of $515,000 per year, payable in accordance with Rubicon’s standard payroll schedule. In addition, you will be eligible to receive the following cash bonuses:
(a)An annual incentive bonus for each calendar year of Rubicon based on the achievement of performance criteria as determined by Rubicon’s Board of Directors or Compensation Committee. Your target annual bonus will be equal to $500,000. Any bonus for a fiscal year will be paid by the later of (i) 2½ months after the close of that fiscal year or (ii) completion of the Company’s audited financial statements for such fiscal year, but only if you are still employed by Rubicon at the time of payment (subject to Section 5(a) below). For 2020, your target annual bonus will be split as follows: (i) for the first-half of calendar year 2020, your target bonus will be $250,000 based on the achievement of Telaria performance objectives (the “First Half 2020 Bonus”); and (ii) for the second-half of calendar year 2020, your target bonus will be $250,000 based on performance targets established by the Rubicon Compensation Committee (the “Second Half 2020 Bonus”). Any earned incentive compensation payments for (i) the First Half 2020 Bonus will be paid when Rubicon generally pays first-half bonuses for executives; and (ii) the Second Half 2020 Bonus will be paid by the later of (i) March 15, 2021 or (ii) completion of the Company’s audited financial statements for 2020, but, in each case, only if you are still employed by Rubicon at the time of payment (subject to Section 5(a) below);

Exhibit 10.1
(b)Rubicon shall cause Telaria to pay a bonus equal to $125,000 on the Closing Date, to the extent not already paid by Telaria on or prior to the Closing Date;
(c)A bonus equal to $125,000 payable on the date that is the six-month anniversary of the Closing Date, subject to your continuous employment through such date (subject to Section 5(a) below) (the “Six Month Bonus”); and
(d)A bonus equal to the product of (i) the difference between your weekly salary prior to the Closing, based on an annualized base salary of $494,000, and your weekly salary following Closing, based on annualized base salary of $515,000 and (ii) the number of weeks in calendar year 2020 prior to the Closing, payable on the first payroll date following the Closing Date.
4.Equity Compensation. In connection with the Closing, Rubicon will grant you restricted stock units over a number of shares of Rubicon common stock with a fair market value equal to $600,000, determined based on the average trading price of Rubicon’s common stock over the 20 day period ending on March 30, 2020 (the “Rubicon RSU Grant”). 100% of the restricted stock units subject to the Rubicon RSU Grant will vest and settle on the date that is the six-month anniversary of the Closing Date, provided you remain continuously employed by Rubicon on such date (subject to Section 5(a) below).
5.Severance.
(a)If Rubicon terminates your employment for any reason other than for Cause (as defined below), death or Disability (as defined below), or you resign from your employment with Rubicon for Good Reason (as defined below) (each such event, an “Involuntary Separation”), or if you resign your employment with Rubicon before the date that is the 12 month anniversary of the Closing Date (a “Voluntary Resignation” and together with an Involuntary Separation, a “Qualified Separation”), subject to the terms of this Agreement (including satisfaction of the Release Requirement) and your continued compliance with your Confidentiality and Invention Assignment Agreement (the “CIAA”) entered into between you and Telaria, which you hereby acknowledge will apply to Rubicon in addition to Telaria from and after the Closing by operation of the Merger and any other similar agreement entered into between you and Rubicon, and provided such Qualified Separation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then you will be entitled to the following benefits:
(1)salary continuation payments at a rate equal to your base salary, at the rate in effect on the date of your Separation from Service, for the Severance Period;
(2)if you are subject to an Involuntary Separation on or prior to June 30, 2020, a pro-rata portion of the target First Half 2020 Bonus, determined by multiplying the target First Half 2020 Bonus by a fraction, the numerator of which equals the number of days elapsed beginning January 1, 2020

Exhibit 10.1
through and including the date of your termination and the denominator of which equals 182. If you are subject to a Qualified Separation after June 30, 2020, then you will be entitled to the earned but unpaid First Half 2020 Bonus amount (if any);
(3)if you are subject to a Qualified Separation after June 30, 2020 and on or prior to December 31, 2020, a pro-rata portion of the target Second Half 2020 Bonus, determined by multiplying the target Second Half 2020 Bonus by a fraction, the numerator of which equals the number of days elapsed beginning July 1, 2020 through and including the date of your termination and the denominator of which equals 184. If you are subject to a Qualified Separation after December 31, 2020, then you will be entitled to the earned but unpaid Second Half 2020 Bonus amount (if any);
(4)for calendar year 2021 and beyond, a pro-rata portion of your target annual bonus for the year in which your termination occurs, determined by (x) multiplying your target bonus for the full calendar year in which your termination occurs by a fraction, the numerator of which equals the number of days elapsed during the calendar year in which your termination occurs through and including the date of your termination and the denominator of which equals 365 and (y) subtracting the amount of any portion of your performance-bonus paid to you for such calendar year prior to your date of termination, plus any earned but unpaid bonus amounts from prior periods;
(5)only if you are subject to an Involuntary Separation on or prior to the date that is the six-month anniversary of the Closing Date, the entire amount of the Six Month Bonus. If you are subject to a Qualified Separation after the date that is the six-month anniversary of the Closing Date, then you will be entitled to the unpaid portion of the Six Month Bonus (if any);
(6)Rubicon will reimburse you for your monthly premium under COBRA for you and your eligible dependents until the earliest of (A) the end of the final month of the Severance Period, (B) the expiration of your continuation coverage under COBRA or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, Notwithstanding the foregoing, if Rubicon’s making payments under this clause (vi) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), Rubicon will continue to pay to you each month during the Severance Period a taxable payment in an amount that Rubicon was paying on behalf of you and your eligible dependents with respect to Rubicon’s health insurance plans in which you and your eligible dependents were participants as of the date of your Separation From Service;

Exhibit 10.1
(7)if such Qualified Separation occurs on or before the date that is the 12 month anniversary of the Closing Date, 100% of the then-unvested portion of any stock option or restricted stock unit award that was issued to you by Telaria (and assumed by Rubicon in the Merger) shall vest as of the Release Effective Date; and
(8)only if you are subject to an Involuntary Separation prior to the date that is the six-month anniversary of the Closing Date, 100% of the restricted stock units subject to the Rubicon RSU Grant shall vest as of the Release Effective Date.
(b)The salary continuation payments described in Section 5(a)(i) above will be paid in accordance with Rubicon’s standard payroll procedures and will commence on the 60th day following the Separation from Service (provided the Release Requirement has been met) (the “Severance Start Date”), and once they commence will be retroactive to the date of your Separation from Service. The severance payments described in Section 5(a)(ii)-(v) above, as applicable, will be paid in full in accordance with Rubicon’s standard payroll procedures on the first payroll date following the Severance Start Date (provided the Release Requirement has been met). In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable time period for you to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year.
(c)You will not be entitled to any of the benefits described above unless you (i) have returned all Rubicon property in your possession, including (without limitation) copies of documents that belong to Rubicon and files stored on your computer(s) that contain information belonging to Rubicon and (ii) have satisfied the following release requirement (the “Release Requirement”): execute and return to Rubicon a general release substantially in the form attached hereto as Exhibit A of all claims that you may have against Rubicon or persons affiliated with Rubicon (the “Release”). You must execute and return the release on or before the date specified by Rubicon in the prescribed form (the “Release Deadline”), and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described above. You acknowledge and agree that if you resign without Good Reason (other than a Voluntary Resignation) or if Rubicon terminates your employment for Cause, you will not be eligible to receive any of the benefits described above.
(d)It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A1(b)(4), 1.409A1(b)(5) and 1.409A1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For

Exhibit 10.1
purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by Rubicon at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with Rubicon are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of your Separation from Service with Rubicon, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 5(d) shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.
(e)Definitions. For purposes of this Agreement, the following definitions will apply:
(1)“Cause” shall mean: (A) your unauthorized use or disclosure of Rubicon’s confidential information or trade secrets, which use or disclosure causes material harm to Rubicon; (B) your breach of any material representation or warranty contained in this offer letter or any material breach of any other written agreement between you and Rubicon that remains uncured for thirty (30) days following written notice of such material breach; (C) your material failure to comply with Rubicon’s written policies or rules that remains uncured for thirty (30) days following written notice of such material breach; (D) except with respect to driving violations, your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (E) your gross negligence or willful misconduct in the performance of your duties; (F) your continuing unwillingness to perform lawful, material assigned duties after receiving written notification of such failure from the Board and a thirty (30) day opportunity to cure; or (G) your failure to cooperate in good faith with a governmental or internal investigation of Rubicon or its directors, officers or employees, if Rubicon has requested your cooperation. It is understood that a termination of your employment resulting from your death or Disability shall not constitute termination for “Cause.”
(2)“Disability” shall mean any physical incapacity or mental incompetence as a result of which you are unable to perform the essential functions of your job for an aggregate of 180 days, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by Rubicon without undue hardship.

Exhibit 10.1
(3)“Good Reason” means that you resign after one of the following conditions has come into existence after the date hereof without your consent: (A) a material diminution in your duties, authorities or responsibilities; (B) a material reduction in your base salary or bonus opportunity; (C) receipt of notice that your principal workplace will be relocated more than 30 miles that also increases your one-way commute by at least 30 miles; or (D) the willful breach by Rubicon of a material provision of this Agreement or any other agreement with you. A condition will not be considered “Good Reason” unless you give Rubicon written notice of the condition within 90 days after the condition comes into existence, Rubicon fails to remedy the condition within 30 days after receiving your written notice and you resign within 30 days thereafter.
(4)“Involuntary Separation” has the meaning set forth in Section 5.
(5)“Qualified Separation” has the meaning set forth in Section 5.
(6)“Severance Period” means twelve months.
(7)“Voluntary Separation” has the meaning set forth in Section 5.
6.Employee Benefits. As a regular employee of Rubicon, you will be eligible to participate in a number of company-sponsored benefits in accordance with the terms and provisions thereof as may be in effect from time to time. In addition, you will be entitled to participate in Rubicon’s vacation policy, as in effect from time to time.
7.Employment Relationship. Employment with Rubicon is for no specific period of time. Your employment with Rubicon will be “at will,” meaning that either you or Rubicon may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and Rubicon on this term. Although your job duties, title, compensation and benefits, as well as Rubicon’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Rubicon (other than you).
8.Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
9.Interpretation, Amendment and Enforcement. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and Rubicon or Telaria and constitute the complete agreement between you and Rubicon regarding the subject matter set forth herein; provided that you shall continue to be bound by the terms of your CIIA. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of Rubicon.

Exhibit 10.1

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Very truly yours,
The Rubicon Project, Inc.
By:  /s/ Michael Barrett
Title: Chief Executive Officer

I have read and accept this employment offer:
/s/ Mark Zagorski
        Signature of Mark Zagorski
Dated: March 31, 2020

Exhibit 10.1
EXHIBIT A
GENERAL RELEASE